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                          Independent Auditors' Consent


The Shareholders and Board of Trustees of
Smith Barney Investment Trust:

We consent to the incorporation by reference, in this registration statement, of our report dated February 13, 2004, on the statement of assets and liabilities, including the schedule of investments, of the Smith Barney S&P 500 Index Fund of Smith Barney Investment Trust (the "Fund") as of December 31, 2003, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the four-year period then ended, the one-month period ended December 31, 1999 and the year ended November 30, 1999. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information.


                                                                     KPMG LLP


New York, New York
April 26, 2004